Exhibit 99.2

Contact:	Media:	Investors:

	Jeffrey Schoenborn	John Elicker
	Communications	Investor Relations
	212-546-2846	212-546-3775
	jeffrey.schoenborn@bms.com	john.elicker@bms.com

	Wilson Grabill	Blaine Davis
	Communications	Investor Relations
	212-546-4377	212-546-4631
	wilson.grabill@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY ANNOUNCES PLANNED DEPARTURE OF

DONALD HAYDEN, EXECUTIVE VICE PRESIDENT AND PRESIDENT, AMERICAS

(NEW YORK, September 20, 2005) – Bristol-Myers Squibb announced today that Donald J. Hayden, Jr., executive vice president and president, Americas, has decided to begin transitioning out of the company in order to pursue his goal of becoming CEO of a health care company. He will remain in the company for the next six months, providing counsel to Chief Executive Officer Peter R. Dolan and ensuring an orderly transition of responsibilities.

“Over his 24-year career with Bristol-Myers Squibb, Don has demonstrated extraordinary leadership on many different fronts. He’s built successful businesses and inspired excellence on the part of colleagues around the world, all while keeping the needs of patients right at the forefront of his concerns,” said Dolan. “In his professional life as well as in his service to the community and other causes, he truly has lived our company mission of extending and enhancing human life. Don will leave behind a tremendous legacy of achievement. The company and I have benefited greatly from Don’s strategic vision and outstanding organizational skills over the past years, and I’m grateful I will be able to continue to rely on his wisdom and expertise over the next six months, as he moves forward with his plans to explore new leadership opportunities ahead.”

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

###